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EXHIBIT 99.1

ISLAND PACIFIC ENGAGES OPPENHEIMER & CO. TO EXPLORE FINANCING AND STRATEGIC ALTERNATIVES Wednesday March 23, 5:30 pm ET IRVINE, Calif.--(BUSINESS
WIRE)--March 23, 2005--Island Pacific Inc. (AMEX:IPI - News), a leading provider of retail merchandising systems, management systems and multi-channel applications, announced today that is has retained Oppenheimer & Co., an investment banking firm, to explore a range of strategic options that include refinancing, capitalization, and merger and acquisition possibilities.

Mike Tomczak, President and Chief Operating Officer, stated, "We believe engaging Oppenheimer, a proven leader in investment banking services, is a very positive step forward in identifying and implementing the highest value options for our company presently and going forward."

About Oppenheimer and Company

Oppenheimer & Co. Inc. ("Oppenheimer") is a leading national investment boutique that provides financial services and advice to high net worth investors, individuals, businesses and institutions. For over 120 years, it has provided investors with the necessary expertise and insight to meet the challenge of achieving their financial goals. Oppenheimer's commitment to its clients' investment needs, its experienced and dedicated professionals, and its proud tradition, empower the firm to deliver effective and innovative solutions to its clients.

About Island Pacific

Island Pacific is a global leader in retail merchandising, store operations, CRM, and multi-channel software solutions. For more than 25 years, Island Pacific has developed a reputation for delivering high-quality, high-value, high-reliability software to the retail industry. As a result, Island Pacific is a definitive resource for scalable, flexible and affordable solutions for retailers around the world. Incorporating the recently acquired Retail Technologies International (RTI) and Page Digital, Island Pacific serves over 9,000 retail clients in more than 70 countries.

Represented in more than 55,000 stores worldwide and available in 15 languages, the company's technology manages billions of transactions annually under the brand names of Island Pacific Merchandising System(TM) (IPMS), Retail Pro(R), Synaro(R), and Gladiator, and is widely regarded as the thought leader in multi-channel retailing.

The company is headquartered in Irvine, California, and has offices in the United States and the United Kingdom, and is represented by business partners in over 30 countries. For more information, please visit www.islandpacific.com and www.retailpro.com.

Certain statements contained in this news release regarding matters that are not historical facts are forward-looking statements. These statements relate to future events or the Company's future performance. These statements are only predictions. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed in the Company's Form 10-KA for the fiscal year ended March 31, 2004 and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission. IPI undertakes no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events.


___________________
CONTACT:
     Island Pacific, Inc.
     Danny Zeibert, 916-605-7200 (Media Relations)
     Mike Tomczak, 949-399-3816 (Investor Relations) ir@islandpacific.com